Exhibit 99.1
Dollar Financial Corp Announces New $200 Million Global Revolving Credit Facility
BERWYN, Pa., Mar 03, 2011 (BUSINESS WIRE) —
Dollar Financial Corp (NASDAQ:DLLR — News), a leading international diversified financial services company primarily serving unbanked and under-banked consumers for over 30 years, today announced a new four-year $200 million global revolving credit facility, with a potential to further expand the credit facility to $250 million. Interest payable on borrowings under the new facility, which replaces the Company’s existing $75.0 million revolving credit facility in the United States and C$28.5 million facility in Canada, will be derived from a pricing grid based on the Company’s total leverage ratio, which currently allows borrowings at an interest rate of LIBOR plus 400 bps, or approximately 4.25%. The new revolving credit facility is set to mature on March 3, 2015.
Commenting on the agreement, Randy Underwood, the Company’s Executive Vice President and Chief Financial Officer, stated, “As compared to our previous credit agreement, this new larger facility will now allow for multiple tranches of multi-currency borrowings. This should enable the Company to deploy funds around the world in a more efficient and expeditious manner to facilitate the continued execution of our multi-country, multi-product, and multi-channel business expansion and diversification strategy. The Company continues to maintain an active global acquisition pipeline and this facility will, in addition to providing for short term liquidity needs in the normal course of business, provide additional capacity and enhanced flexibility for pursuing these opportunities.”
The new revolving credit facility may be used to initially fund a portion of the Company’s previously announced $195.0 million pending acquisition of Purpose U.K. Holdings Limited, the parent company of Month End Money (“MEM”). MEM, which operates under the brand name PaydayUK, is the leading provider of internet loans in the United Kingdom through both internet and telephony-based technologies.
About Dollar Financial Corp
Dollar Financial Corp is a leading international diversified financial services company primarily serving unbanked and under-banked consumers and small business owners for over 30 years. Through its retail storefront locations as well as by other means, such as via the Internet, the Company provides a range of consumer financial products and services in seven countries (Canada, the United Kingdom, the United States, the Republic of Ireland, Sweden, Finland and Poland) to consumers who, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. The Company’s products, principally its short-term consumer loans, check cashing services, secured pawn loans and gold buying services, provide customers with immediate access to cash for living expenses or other episodic needs. The Company also offers high-value ancillary services, including Western Union money order and money transfer products, electronic tax filing, reloadable VISA(R) and MasterCard(R) debit cards, foreign currency exchange, and other services. In addition, through its branded Military Installment Loan and Education Services, or MILES(R) program, the Company provides fee based services to enlisted military personnel applying for loans to purchase new and used vehicles that are funded and serviced under an exclusive agreement with a major third-party national bank.
At December 31, 2010, the Company’s global retail operations consisted of 1,226 locations, including 1,126 company-operated financial services stores and 100 franchised and agent locations, conducting business primarily under the names Money Mart(R), Money Shop(R), Insta-Cheques(R), The Check Cashing Store(R), Sefina(R) and MoneyNow(R) in Canada, the United Kingdom, the United States, the Republic of Ireland, Sweden, Finland and Poland. For more information, please visit the Company’s website at www.dfg.com.
Forward Looking Statement
This news release contains forward looking statements, including, among other things, statements regarding the following: pending or recent acquisitions; the Company’s future results, growth, guidance and operating strategy; the global economy; the effects of currency exchange rates on reported operating results; the developing regulatory environment in Canada, the U.K., the United States, and other countries; the impact of future development strategy, new stores and acquisitions; litigation matters; expected financing initiatives; stock splits; and the performance of new products and services. These forward looking statements involve risks and uncertainties, including risks related to: the regulatory environments; current and potential future litigation; the identification of acquisition targets; the consummation of announced pending acquisitions, the integration and performance of acquired stores and businesses; the performance of new stores; the impact of debt financing transactions; the results of certain ongoing income tax appeals; and the effects of new products and services on the Company’s business, results of operations, financial condition, prospects and guidance; and uncertainties related to the effects of changes in the value of the U.S. Dollar compared to foreign currencies. There can be no assurance that the Company will attain its expected results, successfully consummate announced pending acquisitions, successfully integrate any of its acquisitions, obtain acceptable financing, or attain its published guidance metrics, or that ongoing and potential future litigation or the various FDIC, Federal, state, Canadian, U.K. or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, the Company’s annual reports and Forms 10-Q and 10-K. You should not place any undue reliance on any forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

SOURCE: Dollar Financial Corp
Dollar Financial Corp
Financial Dynamics
Julie Prozeller / Amy Pesante
212-850-5600